Exhibit 10.1

EXECUTION VERSION

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of February 5, 2013 (this “Agreement”), by and among the stockholders listed on the signature page(s) hereto (collectively, the “Stockholders” and each individually, a “Stockholder”), and Dell Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of Shares set forth opposite such Stockholder’s name on Schedule A hereto (together with such additional shares of capital stock that become beneficially owned (within the meaning of Rule 13d–3 promulgated under the Exchange Act) by such Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof until the Expiration Date, the “Subject Shares”);

WHEREAS, concurrently with the execution of this Agreement, Denali Holding Inc., a Delaware corporation (the “Parent”), Denali Intermediate Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Intermediate”), Denali Acquiror Inc., a Delaware corporation and a wholly owned subsidiary of Intermediate (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, concurrently with the execution of this Agreement, certain of the Stockholders are entering into a Rollover and Equity Financing Commitment Letter with Parent (the “Rollover Contribution Agreement”), pursuant to which, subject to the terms and conditions contained therein, the Stockholders party to the Rollover Contribution Agreement have agreed to contribute the Subject Shares specified therein to Parent immediately prior to the Effective Time in exchange for equity interests in Parent;

WHEREAS, the Company Board (upon the recommendation of the Special Committee) has (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company’s stockholders, (ii) approved and declared advisable the Merger Agreement and (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement; and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Stockholders enter into this Agreement, and the Stockholders desire to enter into this Agreement to induce the Company to enter into the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

1. Voting of Shares. From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, each Stockholder shall vote or cause to be voted the Subject Shares that such Stockholder is entitled to vote:

(a) unless the Company Board has made a Change of Recommendation that has not been rescinded or otherwise withdrawn, (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, and (ii) against any other action or agreement that is not recommended by the Company Board and that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (B) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (C) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement;

(b) in the event that the Merger Agreement is terminated and in connection with such termination the Company enters into a definitive agreement with respect to a Superior Proposal (an “Accepted Superior Proposal”), in favor of such Superior Proposal if recommended to the stockholders by action of the Company Board, the Special Committee or any other duly constituted committee of the Company Board (“Board Action”) in the same proportion as the number of Shares owned by Unaffiliated Stockholders (as defined below) that are voted in favor of the adoption of the Merger Agreement bears to the total number of Shares owned by Unaffiliated Stockholders and, if recommended by Board Action, in such proportion on any other matter with respect to such Superior Proposal that is submitted for a vote of the stockholders of the Company; provided that in lieu of voting in such proportion, each Stockholder may, in his or its sole discretion, vote or cause to be voted all the Subject Shares that such Stockholder is entitled to vote in favor of any matter referred to in this paragraph (b); and

(c) in the event that the Company Board has made a Change of Recommendation that has not been rescinded or otherwise withdrawn, in favor of the adoption of the Merger Agreement in the same proportion as the number of Shares owned by Unaffiliated Stockholders that are voted in favor of the adoption of the Merger Agreement bears to the total number of Shares owned by Unaffiliated Stockholders.

(d) “Unaffiliated Stockholders” means holders of Shares other than Parent, Merger Sub, the Stockholders, any executive officers and directors of the Company or any other Person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any Person of which Merger Sub is a direct or indirect Subsidiary. The Company shall timely provide to each Stockholder sufficient information to confirm the manner in which the Shares shall be, or have been, voted at any stockholder meeting pursuant to Sections 1(b) and (c).

2. Tendering of Shares. In the event that the Merger Agreement is terminated and in connection with such termination the Company enters into a definitive agreement with respect to a Superior Proposal that is structured as a tender or exchange offer with a minimum condition of a majority of the outstanding shares of Common Stock that is not waived, the Stockholders shall (i) accept such offer in the same proportion as the number of Shares owned by Unaffiliated Stockholders that are tendered or exchanged bears to the total number of Shares owned by Unaffiliated Stockholders and tender or exchange, as applicable, such proportion of the Subject Shares pursuant to such offer, provided that in lieu of tendering in such proportion, each Stockholder may, in his or its sole discretion, tender or exchange or cause to be tendered or exchanged all or a greater proportion of its Subject Shares, and (ii) not withdraw any Subject Shares tendered pursuant to such offer (unless recommended to do so by Board Action). The Company shall timely provide to each Stockholder sufficient information to confirm the manner in which the Shares shall be, or have been, tendered in any tender or exchange offer pursuant to this Section 2.

3. Transfer of Shares. Each Stockholder covenants and agrees that during the period from the date of this Agreement through the Expiration Date, such Stockholder will not, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Shares; provided, that nothing in this clause (i) shall prohibit Transfers from any Stockholder(s) to any other Stockholder(s), (ii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Shares or (iv) take any other action, that would materially restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by any Stockholder in connection with the transactions contemplated by the Merger Agreement, the Rollover Contribution Agreement, Section 2.20 of the Interim Investors Agreement (as defined below) or Section 2 of this Agreement.

4. Acquisition Proposals.

(a) Each Stockholder covenants and agrees that during the period from the date of this Agreement through the Expiration Date, such Stockholder shall, if requested to do so by action of the Company Board or the Special Committee of the Company Board, explore in good faith the possibility of working with any Persons or groups of Persons regarding an Acquisition Proposal (provided that the Company is permitted pursuant to Section 5.3(a) or 5.3(c) of the Merger Agreement to engage in discussions with such Persons or groups of Persons regarding such Acquisition Proposal), including by reviewing and responding to proposals and taking part in meetings and negotiations with respect thereto; it being understood that such Stockholder’s decision as to whether to work with any Person or group of Persons after such good faith exploration shall be within such Stockholder’s discretion.

(b) If any Stockholder receives any inquiry or proposal that constitutes an Acquisition Proposal, such Stockholder shall promptly inform the Company of such inquiry or proposal and the details thereof.

(c) Each Stockholder shall keep confidential from Silver Lake Partners and its Affiliates (collectively, “SLP”) the specific terms and conditions of any Acquisition Proposal made by a Person other than SLP or by a group of Persons of which SLP is not a member, provided that such confidentiality obligation shall be subject to the obligations of the Company pursuant to Section 5.3 of the Merger Agreement; provided, further, that the foregoing shall not restrict any Stockholder from discussing with SLP any aspect of any Acquisition Proposal that SLP may wish to make, including the price thereof, so long as such Stockholder does not disclose to SLP the specific terms and conditions of any Acquisition Proposal made by a Person other than SLP or by a group of Persons of which SLP is not a member.

(d) Notwithstanding anything in any other agreement between the Company and any Stockholder to the contrary, no Stockholder shall be prohibited from making any Acquisition Proposal to the Company, whether individually or as part of a group.

5. Additional Covenants of the Stockholders.

(a) Further Assurances. From time to time and without additional consideration, each Stockholder shall (at such Stockholder’s sole cost and expense) execute and deliver, or cause to be executed and delivered, such additional instruments, and shall (at such Stockholder’s sole cost and expense) take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

(b) Waiver of Appraisal Rights. Each Stockholder hereby waives, to the full extent of the law, and agrees not to assert any appraisal rights pursuant to Section 262 of the DGCL or otherwise in connection with the Merger or any merger in connection with an Accepted Superior Proposal (unless the Company Board has made a Change of Recommendation (that has not been rescinded or otherwise withdrawn)) with respect to any and all Subject Shares held by the undersigned of record or beneficially owned.

6. Representations and Warranties of each Stockholder. Each Stockholder on its own behalf hereby represents and warrants to the Company, severally and not jointly, with respect to such Stockholder and such Stockholder’s ownership of the Subject Shares as follows:

(a) Authority. Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Other than as provided in the Merger Agreement and any filings by Stockholder with the Securities and Exchange Commission, the execution, delivery and performance by such Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or such Stockholder’s ability to observe and perform such Stockholder’s material obligations hereunder.

(b) No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets.

(c) The Subject Shares. Such Stockholder is the record and beneficial owner of, or is a trust or estate that is the record holder of and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any and all security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), other than any of the foregoing that would not prevent or delay such Stockholder’s ability to perform such Stockholders obligations hereunder. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto (except that such Stockholder may be deemed to beneficially own Subject Shares owned by other Stockholders). Subject to the terms of the Rollover Contribution Agreement, the Stockholders have, or will have at the time of the applicable stockholder meeting, the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, such Subject Shares (it being understood (x) in the case of Stockholders that are trusts, that the trustees thereof have the right to cause such Stockholders to take such actions, and (y) in the case of Subject Shares held in a 401(k) plan, any such Subject Shares for which a direction to vote is not given may be voted in accordance with the plan documents), and none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares that would prevent or delay a Stockholder’s ability to perform its obligations hereunder. Except for the Rollover Contribution Agreement and Section 2.20 of the Interim Investors Agreement, dated as of the date hereof, by and among Denali Holding Inc., Michael S. Dell, Susan Lieberman Dell Separate Property Trust, MSDC Management, L.P., Silver Lake Partners III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors III, L.P. and, for the limited purposes stated therein, Michael S. Dell 2009 Gift Trust and Susan L. Dell 2009 Gift Trust (the “Interim Investors Agreement”), (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer, or cause to be Transferred, any of the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto (other than a Transfer from one Stockholder to another Stockholder) and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

(d) Reliance by the Company. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(e) Litigation. As of the date hereof, to the knowledge of such Stockholder, there is no action, proceeding or investigation pending or threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

(f) Other Agreements. Such Stockholder is not subject to any obligation that would restrict it from (i) taking the actions described in Section 4 hereof, or (ii) making an Acquisition Proposal or entering into any agreement with the Company or any Person or group of Persons relating to a Superior Proposal, in each case other than any of the foregoing in the agreements listed on Schedule B. As of the date hereof, other than the Rollover Contribution Agreement, this Agreement and the agreements listed on Schedule B hereto, true and complete copies of which have been provided to the Company, there are no contracts, undertakings, commitments, agreements, obligations, arrangements or understandings, whether written or oral, between such Stockholder or any of its Affiliates, on the one hand, and any other Person, on the other hand, relating in any way to the transactions contemplated by the Merger Agreement, or to the ownership or operations of the Company after the Effective Time. Except as expressly set forth therein, none of the agreements listed on Schedule B hereto shall survive termination of the Merger Agreement without consummation of the Merger. Such Stockholder will not agree to amend any agreement listed on Schedule B hereto to which it is a party or enter into any agreement that would be required to be listed on Schedule B hereto if such agreement were in existence on the date hereof, in each case if such amendment or agreement would restrict such Stockholder from taking any of the actions set forth in the first sentence of this paragraph (f) or otherwise restrict or prevent such Stockholder from complying with its obligations hereunder.

(g) Finders Fees. Other than as set forth in the agreements listed on Schedule B, no broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

7. Representations and Warranties of the Company. The Company represents and warrants to the Stockholders as follows: The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby. The Company has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

8. Stockholder Capacity. No Person executing this Agreement who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the record holder or beneficial owner of, or as a trust whose beneficiaries are the beneficial owners of, Subject Shares and nothing herein shall limit or affect any actions taken (or any failures to act) by a Stockholder in such Stockholder’s capacity as a director or officer of the Company. The taking of any actions (or any failures to act) by a Stockholder in such Stockholder’s capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

9. Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of (i) with respect to the Stockholders’ obligations hereunder in respect of the Merger Agreement and the Merger, (A) the Effective Time, (B) the termination of the Merger Agreement in accordance with its terms and (C) the written agreement of the Stockholders and the Company to terminate this Agreement, and (ii) with respect to the Stockholders’ obligations hereunder in respect of a Superior Proposal, (A) the effective time of any merger of the Company provided for in such Superior Proposal or, if there is no provision for such a merger, the closing of the transactions contemplated thereby and (B) the termination of the acquisition agreement reflecting the Superior Proposal in accordance with its terms.

10. Specific Performance. Each Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (b) the Company is relying on such covenants in connection with entering into the Merger Agreement and (c) a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, each Stockholder agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Stockholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and shall be the Company’s sole remedy under this Agreement unless the Company shall have sought and been denied injunctive remedies, and such denial is other than by reason of the absence of violation of such covenants, obligations or agreements.

11. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware).

(b) Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 12.

13. Amendment, Waivers, etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Company and each of the Stockholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

14. Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior written consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

15. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(A) if to the Company to:

Dell Inc.

One Dell Way, RR1–33

Round Rock, Texas 78682

Facsimile:    (512) 283-9501

Attention:     Janet B. Wright

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Facsimile:    (212) 909-6836

Attention:     Jeffrey J. Rosen

  William D. Regner

  Michael A. Diz

(B) if to any Stockholder to:

Michael S. Dell

c/o Dell Inc.

One Dell Way

Round Rock, TX 78682

Facsimile:    (512) 283-1469

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Facsimile:    (212) 403-2000

Attention:     Steven A. Rosenblum

  Andrew J. Nussbaum

  Gordon S. Moodie

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

18. Section Headings. The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

19. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DELL INC.

By:	/s/ Brian T. Gladden
Name: Brian T. Gladden
Title: Senior Vice President, Chief Financial Officer

SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Michael S. Dell
MICHAEL S. DELL

SUSAN LIEBERMAN DELL SEPARATE PROPERTY TRUST

By:	/s/ Susan L. Dell
Name:	Susan L. Dell
Title:	Trustee

MICHAEL S. DELL 2009 GIFT TRUST

By:	/s/ Susan L. Dell
Name:	Susan L. Dell
Title:	Trustee

SUSAN L. DELL 2009 GIFT TRUST

By:	/s/ Steven A. Lieberman
Name:	Steven A. Lieberman
Title:	Trustee

SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT

SCHEDULE A

Name of Stockholder	Number of Shares
Michael S. Dell	246,156,097	[1]
Susan Lieberman Dell Separate Property Trust	26,984,832
Michael S. Dell2009 Gift Trust	1,482,435
Susan L. Dell2009 Gift Trust	1,482,434

[1]	This number includes shares held by Michael S. Dell directly, shares held in Michael S. Dell’s 401(k) account and performance-based units and options held by Michael S. Dell (whether vested or not).

SCHEDULE B

The following agreements, together with all schedules, exhibits, appendices and attachments thereto, as amended, and any agreements referenced in or otherwise contemplated by any of the following agreements or the schedules, exhibits, appendices and attachments thereto:

•	Rollover Contribution Agreement (as defined in this Agreement)

•	Merger Agreement (as defined in this Agreement)

•

Interim Investors Agreement, dated as of the date hereof, by and among Denali Holding Inc., Michael S. Dell, Susan Lieberman Dell Separate Property Trust, MSDC Management, L.P., Silver Lake Partners III, L.P., Silver Lake Partners IV, L.P., Silver Lake Technology Investors III, L.P. and, for the limited purposes stated therein, Michael S. Dell 2009 Gift Trust and Susan L. Dell 2009 Gift Trust

•	MD Limited Guarantee, dated as of the date hereof, of Michael S. Dell as Guarantor

•	Spousal Consent, dated as of the date hereof, by Michael S. Dell

•	Spousal Consent, dated as of the date hereof, by Susan Lieberman Dell Securities Purchase Agreement, dated as of the date hereof, by and between Denali Holding Inc. and Microsoft Corporation

15